Exhibit 99.1

OpGen Enters Into Warrant Inducement Transaction for up to $11.2 Million in Gross Proceeds

ROCKVILLE, Md., Oct. 12, 2023 (GLOBE NEWSWIRE) -- OpGen, Inc. (NASDAQ: OPGN) (“OpGen” or “the Company”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, announced today that it has entered into an agreement with an institutional investor that is an existing holder of warrants to purchase common shares of the Company for cash (the “Existing Warrants”), wherein the investor agreed to exercise the Existing Warrants to purchase up to a maximum of 10,892,728 common shares at an exercise price of $0.7785 per share. As part of the agreement, the existing holder has agreed to pay an additional $0.25 consideration per share, resulting in gross proceeds of up to approximately $11.2 million, assuming full exercise of the existing warrants and before deducting offering fees and expenses.

A.G.P./Alliance Global Partners acted as the exclusive financial advisor in connection with the transaction.

In consideration for the exercise of the Existing Warrants for cash, for each share received upon exercise warrants, the exercising holders will receive new warrants (the “New Warrants”) to purchase up to an aggregate of 10,892,728 common shares in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on or about October 16, 2023. The New Warrants are immediately exercisable upon issuance at an exercise price of $0.336 per common share and will expire on October 16, 2028.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the common shares issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of common shares issuable upon exercise of the New Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OpGen

OpGen, Inc. (Rockville, Md., U.S.A.) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s current product portfolio includes Unyvero, Acuitas AMR Gene Panel, and the ARES Technology Platform including ARESdb, NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction including ARESiss, ARESid, ARESasp, and AREScloud.

For more information, please visit www.opgen.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Investor & Press Contact:
Alyssa Factor
Edison Group
afactor@edisongroup.com